Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2023 RESULTS

Third Quarter Results

•	Total revenues of $38.3 million, a 22% year-over-year decrease
•	Net income of $4.4 million and earnings per diluted share of $1.77, compared to net income of $3.9 million and earnings per diluted share of $1.58 in the same quarter of 2022
•	Adjusted EBITDA of $6.8 million, a decrease of $1.6 million from the third quarter of 2022; Adjusted EBITDA margin of 18%, an increase compared to the same quarter of 2022
•	$11.4 million in cash and $8.3 million of total debt as of September 30, 2023

HOUSTON, October 30, 2023 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended September 30, 2023.

Financial Review

Total revenues were $38.3 million for the quarter ended September 30, 2023, which was a decrease of 22% compared to the third quarter of 2022.  This decrease reflects lower Canadian and U.S. product sales and services revenues and lower international services revenues, partially offset by an increase in international product sales. These results were impacted by lower activity levels in 2023 compared to the prior year. The average rig counts in Canada and the United States decreased in the third quarter of 2023 by 6% and 15%, respectively, compared to the same period in 2022. Sales of our products in the United States continue to be affected by lower natural gas prices, which had a negative impact on customer activity levels, and sales in Canada were primarily impacted by the commodity price volatility and continuing effect of the Canadian wildfires in 2023. The decreases in revenue were partially offset by favorable pricing for some of our offerings.

Compared to the second quarter of 2023, total revenues increased by 51%, with increases of 97% and 26% in Canada and international markets, respectively, with the sequential increase in Canada primarily related to seasonality associated with spring break-up. These sequential revenue increases were partially offset by a decrease of 15% in the U.S. due to lower customer activity associated with a declining rig count.

Gross profit, defined as total revenues less total cost of sales exclusive of depreciation and amortization, for the third quarter of 2023 was $15.7 million, or 41% of total revenues, compared to $20.5 million, or 42% of total revenues, for the third quarter of 2022.  Cost of sales as a percentage of total revenues was higher primarily due to lower product sales volumes, impacted by a general decrease in activity level in the industry, as well as ongoing inflationary pressures, leading to increased operating costs. The increase was partially offset by improved pricing for our products and services.

Selling, general and administrative (“SG&A”) expenses totaled $12.7 million for the third quarter of 2023, a decrease of $2.7 million compared to the same period in 2022. This decrease in expense reflects a decline in relative annual incentive bonus accruals year-over-year and lower professional fees. These decreases were partially offset by an increase in severance charges primarily associated with the departure of a former executive, which also contributed to an increase in share-based compensation.

Other income was $2.0 million for the third quarter of 2023 as compared to $0.6 million for the third quarter of 2022. This change was largely due to the recovery of unpaid invoices through settlement of the legal matter in Wyoming, as discussed below, as well as an increase in royalty income and scrap sales, and a receivable associated with a technical services and assistance agreement.

Net income was $4.4 million, or $1.77 per diluted share, for the quarter ended September 30, 2023 compared to net income of $3.9 million, or $1.58 per diluted share for the quarter ended September 30, 2022.

Adjusted EBITDA was $6.8 million for the quarter ended September 30, 2023, a decrease of $1.6 million compared to the same period a year ago. This decrease is primarily the result of lower revenues and gross profit compared to the third quarter of 2022 partially offset by lower SG&A expense and an increase in other income.

Cash flow from operating activities for the nine months ended September 30,  2023 was a use of $1.4 million, a $7.6 million improvement compared to cash used for the same period in 2022. Cash flow used in investing activities of $1.5 million for 2023 compares to a use of $0.4 million for 2022. For the nine months ended September 30, 2023, free cash flow was a use of cash of $3.0 million compared to a use of cash of $9.5 million for the same period in 2022. The overall improvement in net cash flows was largely attributed to our operating results,  before the non-cash provision for litigation, net of recoveries, and the change in our net working capital.

Liquidity and Capital Expenditures

As of September 30, 2023, NCS had $11.4 million in cash and $8.3 million in total debt, and a borrowing base under the undrawn asset-based revolving credit facility (“ABL Facility”) of $19.7 million. Our net working capital, defined as current assets excluding cash and cash equivalents, minus current liabilities excluding current maturities of long-term debt, was $60.6 million and $55.2 million as of September 30, 2023 and December 31, 2022, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $1.5 million and $0.4 million for the nine months ended September 30, 2023 and 2022, respectively.

Legal Matters

In our previously disclosed legal matter in Texas, the parties, including our insurance carrier, attended a mediation meeting in late August 2023. While no agreement has yet been reached, all parties have continued with settlement negotiations where the settlement range continues to narrow. We continue to expect a large portion, up to all, of any resultant liability in this Texas matter to be covered by our insurance carrier.

During the three months ended September 30, 2023, the legal matter in Wyoming was settled, whereby the plaintiff received $2.0 million, which was paid on NCS’s behalf under a policy of insurance, and the plaintiff agreed to reimburse NCS for unpaid invoices totaling $0.6 million. Consequently, we reversed the accrual for legal contingencies associated with this matter which totaled $1.7 million.

In October 2023, in a patent infringement case in Canada, a judge rendered a decision against us holding that our asserted patents are invalid and that we are infringing the asserted patent of the defendant. The court ordered us to pay $1.7 million ($2.4 million in Canadian dollars) in costs and disbursements, and granted an injunction prohibiting us from any further infringement of their patent. We intend to appeal the decision and believe that applicable law supports strong grounds that may lead to a reversal of substantial portions of the decision. In addition, we do not know what damages, if any, the Canada court will award to the other party as the damages portion was bifurcated, and is expected to be heard after our appeal, if required. We would expect any damages awarded to be more modest given the relative ease and minimal cost in implementing changes to our product to comply with the injunction, with such changes having resulted to date in insignificant commercial impact. For a more detailed description of these matters, please refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2023.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “NCS demonstrated resilient financial performance in the third quarter, despite increasing market headwinds as the U.S. rig count continued to fall and the Canadian rig count unexpectedly turned lower in the third quarter of 2023 as compared to the same period in 2022.

While our revenue for the third quarter of 2023 was lower by 22% as compared to the third quarter of 2022, our proactive efforts to improve operational efficiencies and reduce costs contributed to a robust gross margin percentage of 41% and an Adjusted EBITDA margin of 18%, which was slightly higher than our Adjusted EBITDA margin in the third quarter of 2022.

We continue to execute on our strategy to build upon our leading market positions and capitalize on opportunities in international and offshore markets as we bring new and innovative solutions to our customers around the world. We continue to grow our customer base for Repeat Precision products in Canada and during the quarter we completed certain testing that supports our development of fracturing systems technology for deepwater applications.

The benefits of these efforts are also demonstrated in our year-to-date results, with our Adjusted EBITDA for the first nine months of 2023 of $9.4 million being 8% above the same period last year despite a decline in our total revenue of 7% for the first nine months of 2023 as compared to the same period in 2022.

We have maintained our strong balance sheet, ending the third quarter with a net cash position of $3.1 million. Our asset-based revolving credit facility remains undrawn with a borrowing base of nearly $20 million, and we had total net working capital of $60.6 million at the end of the third quarter.

We expect sequential improvements in revenue in our U.S. and international operations during the fourth quarter, with the most significant increase in the U.S. driven by increases in fracturing systems activity and increased sales at Repeat Precision. We currently expect that Canadian revenue in the fourth quarter will decline slightly as compared to the third quarter, primarily driven by typical year-end seasonality.

We have reduced our expectations for customer activity in Canada for 2023 and now expect the annual average industry drilling and completion activity in Canada to be flat to prior year level, which is lower than our original estimate in prior quarters and reflects lower levels of industry activity in the second half of this year as compared to 2022. We continue to expect industry activity in the United States to be 5% -10% below 2022 levels and international industry activity to improve by over 10% in 2023.

I want to express my appreciation to the outstanding people at NCS and at Repeat Precision – it is through the expertise, dedication and ingenuity of this team that we can deliver extraordinary outcomes to our customers, drive innovation in the industry and create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its third quarter 2023 results and updated guidance on Tuesday,  October 31, 2023, at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance and insurance coverage and appellate prospects for litigation matters. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; our inability to protect and maintain critical intellectual property assets or losses and liabilities from adverse decisions in intellectual property disputes; losses and liabilities from uninsured or underinsured business activities and litigation; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; our inability to achieve suitable price increases to offset the impacts of cost inflation; risks in attracting and retaining qualified employees and key personnel or related to labor cost inflation; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; uncertainties relating to the recent bank failures and Federal Deposit Insurance Corporation response; impact of severe weather conditions and the Canadian wildfires; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; the financial health of our customers including their ability to pay for products or services provided; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets including goodwill; our failure to establish and maintain effective internal control over financial reporting; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
Product sales	$27,286	$33,965	$76,149	$79,549
Services	10,993	14,905	31,075	35,897
Total revenues	38,279	48,870	107,224	115,446
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	17,118	20,754	47,945	51,910
Cost of services, exclusive of depreciation and amortization expense shown below	5,449	7,640	16,564	19,210
Total cost of sales, exclusive of depreciation and amortization expense shown below	22,567	28,394	64,509	71,120
Selling, general and administrative expenses	12,669	15,379	43,297	45,148
Depreciation	1,001	882	2,892	2,742
Amortization	168	168	502	502
Income (loss) from operations	1,874	4,047	(3,976)	(4,066)
Other income (expense)
Interest expense, net	(27)	(204)	(447)	(794)
Provision for litigation, net of recoveries	(98)	—	(42,498)	—
Other income, net	1,983	564	3,753	1,556
Foreign currency exchange loss, net	(157)	(563)	(79)	(562)
Total other income (expense)	1,701	(203)	(39,271)	200
Income (loss) before income tax	3,575	3,844	(43,247)	(3,866)
Income tax benefit	(537)	(120)	(287)	(623)
Net income (loss)	4,112	3,964	(42,960)	(3,243)
Net (loss) income attributable to non-controlling interest	(296)	29	(168)	(162)
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$4,408	$3,935	$(42,792)	$(3,081)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$1.78	$1.61	$(17.33)	$(1.27)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$1.77	$1.58	$(17.33)	$(1.27)
Weighted average common shares outstanding
Basic	2,479	2,438	2,469	2,430
Diluted	2,489	2,488	2,469	2,430

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$11,398	$16,234
Accounts receivable—trade, net	30,252	27,846
Inventories, net	42,035	37,042
Prepaid expenses and other current assets	2,342	2,815
Other current receivables	4,037	3,726
Total current assets	90,064	87,663
Noncurrent assets
Property and equipment, net	24,390	23,316
Goodwill	15,222	15,222
Identifiable intangibles, net	4,574	5,076
Operating lease assets	5,138	4,515
Deposits and other assets	2,057	2,761
Deferred income taxes, net	257	46
Total noncurrent assets	51,638	50,936
Total assets	$141,702	$138,599
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$9,402	$7,549
Accrued expenses	5,065	4,391
Income taxes payable	16	468
Operating lease liabilities	1,562	1,274
Current maturities of long-term debt	1,755	1,489
Other current liabilities	2,031	2,522
Total current liabilities	19,831	17,693
Noncurrent liabilities
Long-term debt, less current maturities	6,543	6,437
Operating lease liabilities, long-term	4,125	3,680
Accrual for legal contingencies	40,750	—
Other long-term liabilities	1,281	1,328
Deferred income taxes, net	486	199
Total noncurrent liabilities	53,185	11,644
Total liabilities	73,016	29,337
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
September 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,476,465 shares issued and 2,438,994 shares outstanding at September 30, 2023 and 2,434,809 shares issued
and 2,408,474 shares outstanding at December 31, 2022	25	24
Additional paid-in capital	443,759	440,475
Accumulated other comprehensive loss	(86,253)	(85,617)
Retained deficit	(305,256)	(262,464)
Treasury stock, at cost, 37,471 shares at September 30, 2023 and 26,335 shares
at December 31, 2022	(1,654)	(1,389)
Total stockholders' equity	50,621	91,029
Non-controlling interest	18,065	18,233
Total equity	68,686	109,262
Total liabilities and stockholders' equity	$141,702	$138,599

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities
Net loss	$(42,960)	$(3,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,394	3,244
Amortization of deferred loan costs	153	180
Write-off of deferred loan costs	—	196
Share-based compensation	4,198	4,490
Provision for inventory obsolescence	256	1,885
Deferred income tax expense	147	109
Gain on sale of property and equipment	(423)	(339)
Provision for (recovery of) credit losses	112	(60)
Provision for litigation, net of recoveries	42,498	—
Proceeds from note receivable	338	474
Changes in operating assets and liabilities:
Accounts receivable—trade	(2,593)	(12,534)
Inventories, net	(6,356)	(4,013)
Prepaid expenses and other assets	544	1,868
Accounts payable—trade	2,824	2,274
Accrued expenses	(1,025)	(161)
Other liabilities	(2,334)	(2,509)
Income taxes receivable/payable	(219)	(897)
Net cash used in operating activities	(1,446)	(9,036)
Cash flows from investing activities
Purchases of property and equipment	(1,704)	(768)
Purchase and development of software and technology	(263)	(78)
Proceeds from sales of property and equipment	454	406
Net cash used in investing activities	(1,513)	(440)
Cash flows from financing activities
Payments on finance leases	(1,159)	(1,090)
Line of credit borrowings	11,702	10,214
Payments of line of credit borrowings	(11,758)	(10,189)
Treasury shares withheld	(265)	(382)
Payment of deferred loan cost related to ABL facility	—	(940)
Net cash used in financing activities	(1,480)	(2,387)
Effect of exchange rate changes on cash and cash equivalents	(397)	(428)
Net change in cash and cash equivalents	(4,836)	(12,291)
Cash and cash equivalents beginning of period	16,234	22,168
Cash and cash equivalents end of period	$11,398	$9,877
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$1,665	$1,477
Assets obtained in exchange for new operating lease liabilities	$1,791	$1,205

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
United States
Product sales	$5,200	$8,217	$20,202	$24,551
Services	2,812	3,294	8,511	8,171
Total United States	8,012	11,511	28,713	32,722
Canada
Product sales	21,531	25,748	54,062	54,455
Services	6,613	9,011	19,074	21,681
Total Canada	28,144	34,759	73,136	76,136
Other Countries
Product sales	555	—	1,885	543
Services	1,568	2,600	3,490	6,045
Total Other Countries	2,123	2,600	5,375	6,588
Total
Product sales	27,286	33,965	76,149	79,549
Services	10,993	14,905	31,075	35,897
Total revenues	$38,279	$48,870	$107,224	$115,446

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net Income (Loss) is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Earnings (Loss) per Diluted Share is defined as Adjusted Net Income (Loss) divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash (used in) provided by operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statements of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting these metrics enables investors to assess our performance from period to period using the same metrics utilized by management and to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss),  income (loss) from operations, cash (used in) provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss),  income (loss) from operations, cash (used in) provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	September 30,	December 31,
	2023	2022
Working capital	$70,233	$69,970
Cash and cash equivalents	(11,398)	(16,234)
Current maturities of long term debt	1,755	1,489
Net working capital	$60,590	$55,225

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE

___

	Three Months Ended				Nine Months Ended
	September 30, 2023		September 30, 2022		September 30, 2023		September 30, 2022
	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net (Loss) Income	Impact on Diluted (Loss) Earnings Per Share (e)	Effect on Net Loss	Impact on Diluted Loss Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$4,408	$1.77	$3,935	$1.58	$(42,792)	$(17.33)	$(3,081)	$(1.27)
Adjustments
Provision for litigation, net of recoveries (a)	98	0.04	—	—	42,498	17.21	—	—
Foreign currency exchange loss (b)	237	0.10	580	0.24	132	0.06	562	0.23
Write-off of deferred loan costs (c)	—	—	—	—	—	—	196	0.08
Income tax impact from adjustments (d)	1	—	12	—	303	0.12	(138)	(0.05)
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$4,744	$1.91	$4,527	$1.82	$141	$0.06	$(2,461)	$(1.01)

__________________

(a)

Represents litigation provision associated with certain litigation matters, which is primarily related to a judgment in Texas. We intend to appeal the judgment awarded in Texas and believe we have strong arguments that may lead to a reversal of some or all the awarded damages. Additionally, while we expect a large portion, up to all, of the resultant liability to be covered by our insurance carrier, we have not recognized the expected insurance recoveries as an asset or an offsetting benefit as of September 30, 2023.

(b)

Represents realized and unrealized foreign currency exchange gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(c)	Represents deferred loan costs of $0.2 million expensed during the second quarter of 2022 associated with the prior credit facility replaced in May 2022.
(d)	Represents income tax impacts based on applicable effective tax rates. The 2022 amounts were changed from prior presentation to exclude the effect of valuation allowance adjustments.
(e)

Earnings per share calculated using the basic weighted average share; net loss per GAAP has been adjusted to arrive at Adjusted Net Income for the nine months ended September 30, 2023. Use of the diluted shares for this calculation would have had no impact on Adjusted Earnings per Diluted Share as reported.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income (loss)	$4,112	$3,964	$(42,960)	$(3,243)
Income tax benefit	(537)	(120)	(287)	(623)
Interest expense, net	27	204	447	794
Depreciation	1,001	882	2,892	2,742
Amortization	168	168	502	502
EBITDA	4,771	5,098	(39,406)	172
Provision for litigation, net of recoveries (a)	98	—	42,498	—
Share-based compensation (b)	1,328	854	3,285	2,500
Professional fees (c)	(375)	1,674	1,286	4,819
Foreign currency exchange loss (d)	157	563	79	562
Severance and other termination benefits (e)	671	—	980	—
Other (f)	145	237	698	659
Adjusted EBITDA	$6,795	$8,426	$9,420	$8,712
Adjusted EBITDA Margin	18%	17%	9%	8%
Adjusted EBITDA Less Share-Based Compensation	$5,467	$7,572	$6,135	$6,212

___________________

(a)

Represents litigation provision associated with certain litigation matters, which is primarily related to a judgment in Texas. See footnote (a) in the “Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Diluted Share” table above for more information.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings.
(d)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(e)

Represents certain expenses associated with consolidations of our tracer diagnostics business operations and Repeat Precision’s manufacturing operations in Mexico and the departure of a former executive officer.

(f)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Nine Months Ended
	September 30,
	2023	2022
Net cash used in operating activities	$(1,446)	$(9,036)
Purchases of property and equipment	(1,704)	(768)
Purchase and development of software and technology	(263)	(78)
Proceeds from sales of property and equipment	454	406
Free cash flow	$(2,959)	$(9,476)
Distributions to non-controlling interest	—	—
Free cash flow less distributions to non-controlling interest	$(2,959)	$(9,476)